Exhibit 10.54

AMENDMENT AGREEMENT

This amendment agreement (the “Agreement”) is entered into this 14th day of January, 2010 by and among CareView Communications, Inc., a Nevada corporation (the “Company”) and the buyers of certain 6% Promissory Notes (the “Notes”) issued by the Company in the amount of $1,526,000 which are due on January 15, 2010 (the “Buyers”).

WHEREAS, both the Company and the Buyers desire to amend the terms of the Notes,

NOW, THEREFORE, the Company and the Buyers agree as follows:

1.0 Maturity Date. The current Maturity Date in the Notes is January 15, 2010. The Company may amend the Maturity Date to April 15, 2010 by issuance of the warrants described below in Section 2.0.

2.0 Warrants. Should the Company choose to amend the Maturity Date, it will issue to the Buyers, in proportion to their ownership of the Notes, new Common Stock Purchase Warrants in the exact form as those previously issued that aggregate 33,333 shares of Common Stock of the Company per day of extension past January 15, 2010. Such Common Stock Purchase Warrants represent all of the compensation to the Buyers for such amendment of the Maturity Date.

3.0 All Other Terms and Documents. All of the documents related to the Notes and the related terms therein will remain unchanged and valid, with the exception of the amendments detailed in Sections 1.0 and 2.0.

IN WITNESS WHEREOF, the Company and the Buyers have executed this Agreement effective as of the date first written above.

CRAMER GRANDCHILDREN LLC		CAREVIEW COMMUNICATIONS, INC.

/s/ Gerald Cramer		/s/ Steve Johnson
By:	Gerald Cramer	By:	Steven Johnson
Its:		Its:	President